                                                                  Exhibit 11.1
                        THE HOME DEPOT, INC. AND SUBSIDIARIES


                              Computation of Earnings
                        Per Common and Common Equivalent Share

 (In Thousands, Except Per Share Data)
                                                   Three Months Ended
                                            April 30, 1995       May 1, 1994
 Primary                                    --------------      --------------

 Net earnings applicable to common
  to common and common
  equivalent shares                             $157,765            $139,734

 Taxes effected interest expense,
  net of interest capitalized,
  attributable to Convertible
  Subordinated Notes                               2,415                 ---
                                                $160,180            $139,734

 Shares:
  Weighted average number
  of common and common
  equivalent shares assuming
  average market price for period                456,546             453,976

  Additional shares from conversion
  of the Notes                                    20,774                 ---
                                                 477,320             453,976
 Primary earnings per common and
  common equivalent share                       $   .336            $   .308

 Fully Diluted

  Net earnings applicable to common
   and common equivalent shares                 $    N/A            $139,734

  Tax effected interest
   expense, net of interest
   capitalized, attributable to
   Convertible Subordinated Notes               $     N/A          $   5,260

                                                $     N/A           $144,994

  Shares:
   Weighted average number of common
   and common equivalent shares at higher
   of ending or average market price                  N/A            454,068

   Additional shares from Convertible
   Subordinated Notes                                 N/A             20,774


                                                      N/A            474,842
   Fully diluted earnings
   per common & common
   equivalent share                              $    N/A           $   .305

 (1) Common equivalent shares represent shares granted under three stock option plans and an employee stock purchase plan.

 (2) The Company's 4% convertible notes, issued in 1992 were common stock equivalents prior to their conversion in March, 1995. Fully diluted earnings per share shows the effect on earnings per share assuming conversion of the 4% convertible notes as of the beginning of the accounting periods presented.

 (3) For the three month period ended April 30, 1995, the ending price of the stock was lower than the average price and therefore there is no fully dilutive earnings per share presented.
